NEWS RELEASE

Investor Contact:
James E. Perry, Vice President and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries Announces Sale of Fittings Group

DALLAS, TEXAS – May 31, 2006 –Trinity Industries, Inc., (NYSE:TRN) announced today that it has entered into an agreement to sell 100% of the stock of its Trinity Fittings Group (“TFG”) to the TFG management team and the investment firm of Levine Leichtman Capital Partners. Trinity operates this business in two facilities, in Russellville, AR and Enid, OK and will be known as Hackney Ladish, Inc. post closing.

“While the Fittings business is a current contributor to Trinity’s profitability, we do not view it as a core part of our strategy,” commented Timothy R. Wallace, Trinity’s Chairman, President and CEO. “The opportunity to sell the business and redeploy the proceeds into the Company’s other operations is a beneficial course of action at this time. We are very proud of the accomplishments that our Fittings Group has made over the past several years and the association we have had with the employees of this business unit.”

The terms of the transaction were not disclosed. The transaction is expected to be completed within 30 days. Trinity was advised by Challenger Capital Group, Ltd. on this transaction.

Levine Leichtman Capital Partners, Inc.(www.LLCP.com) is a Los Angeles, California private equity firm that was founded in 1984 by Arthur E. Levine and Lauren B. Leichtman. The firm manages in excess of $1.5 billion of institutional investment capital through private equity partnerships. Levine Leichtman has a highly differentiated, multi-fund investment strategy focused on companies with revenues between $50 million and $500 million. Levine Leichtman is currently making new investments through Levine Leichtman Capital Partners III, L.P. and Levine Leichtman Capital Partners Deep Value Fund, L.P. Successful investments by Levine Leichtman include Jon Douglas Real Estate Services Group, Inc., Consumer Portfolio Services, Inc., the Quizno’s Corporation and CiCi’s Pizza, Inc.

Lauren B. Leichtman, founding general partner of Levine Leichtman Capital Partners, stated, “We are pleased to have partnered with the management team of Hackney Ladish and their strong employee base. We are excited about the opportunity as the Company is well positioned to continue to deliver high quality products to its customers and create long term value.”

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. Trinity’s web site may be accessed at http://www.trin.net .

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience of our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

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